Exhibit 23.1

April 4, 2008

VIA EDGAR

Board of Directors

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, Virginia 23230

Ladies and Gentlemen:

I hereby consent to the reference to my name under the caption “Legal Matters” in the Prospectus filed as part of Pre-Effective Amendment No. 3 to the Registration Statement for Genworth Life and Annuity Insurance Company (File No. 333-143494). In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Heather C. Harker
Vice President and Associate General Counsel
Genworth Life and Annuity Insurance Company